Exhibit (a)(1).7

May 1, 2006

To: Holders of Trust Securities

This letter is being sent to you in connection with the exchange offer that was initiated by Texas Industries, Inc. and TXI Capital Trust I on April 12, 2006. Pursuant to the exchange offer, holders of the Trust’s 5.5% Shared Preference Redeemable Securities due 2028 have the opportunity to exchange their trust securities for common stock of TXI.

Additional Information

At the time that we initiated the exchange offer we mailed to you a copy of an offering circular, a related letter of transmittal and other offer documents. All of these documents were also filed as exhibits to a tender offer statement on Schedule TO filed with the Securities and Exchange Commission on April 12, 2006. On May 1, 2006, the Company filed an amendment to its Schedule TO whereby TXI withdrew the consent solicitation and which included certain additional information and disclosures, including summarized financial information, pro forma financial information and a comparison of rights between holders of trust securities and common stock of TXI. In order to ensure that all holders of trust securities have access to this information we have included excerpts from the amended offering circular of summarized financial information, pro forma financial information and the comparison of rights between holders of trust securities and common stock of TXI with this letter.

Importantly, holders of 5.5% trust securities may still tender their securities for exchange until the expiration date of the exchange offer, which remains midnight, New York City time, on May 9, 2006, unless extended or terminated. The exchange amount for each trust security also remains unchanged. Consents to the amendment of the trust agreement will no longer be solicited, and any consents received will be disregarded and not used for any purpose.

A copy of the amended offering circular and other documents relating to the exchange offer may be obtained from TXI’s information agent, D.F. King & Co., Inc., at (212) 269-5550 (collect) or (800) 431-9633. Questions regarding procedures for tendering in the offer should be directed to TXI’s exchange agent, J.P. Morgan Trust Company, National Association, at toll free (800) 275-2048.

Sincerely,

/s/ Kenneth A. Allen
Kenneth A. Allen
Vice President and Treasurer

This letter is not an offer or solicitation for the exchange of the trust securities (CUSIP No. 873119200) for common stock, which can only be made on the terms and subject to the conditions described in the tender offer statement (including an offering circular, as amended, a related letter of transmittal and other offer documents) filed with the Securities and Exchange Commission. The tender offer statement is available at no charge on the SEC’s Web site at www.sec.gov. The tender offer statement contains important information that should be read carefully before any decision is made with respect to the exchange offer.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is summary historical consolidated financial data for each of the two fiscal years in the period ended May 31, 2005, the nine months ended February 28, 2005 and February 28, 2006. The historical consolidated balance sheet data as of May 31, 2004 and 2005 and the historical consolidated statement of operations data for each of the two fiscal years in the period ended May 31, 2005 have been derived from our audited consolidated financial statements. The historical consolidated balance sheet data as of February 28, 2006 and the historical statement of operations data for the nine months ended February 28, 2005 and February 28, 2006 have been derived from our unaudited consolidated financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of interim financial information have been included. Our interim financial results might not be indicative of our full-year results. Also set forth below is summary pro form consolidated financial information for the year ended May 31, 2005 and as of and for the nine months ended February 28, 2006, assuming the holders of all outstanding Trust Securities exchange their Trust Securities pursuant to this exchange offer as of the beginning of the periods presented for the unaudited pro forma statement of operations data and as of February 28, 2006 for unaudited pro forma consolidated balance sheet data.

You should read the information presented below in conjunction with “Summary Unaudited Pro Forma Consolidated Financial Data” and our consolidated financial statements and related notes, which are incorporated by reference in this offering circular.

Consolidated Statement of Operations Data:

	Year Ended May 31,			Nine Months Ended February 28,
	2004	2005	2005	2005	2006	2006
In thousands			Pro forma			Pro forma
Net sales	$767,179	$834,803	$834,803	$584,710	$679,411	$679,411
Cost and expenses (income)
Cost of products sold	637,347	692,414	692,414	508,005	571,553	571,553
Selling, general and administrative	74,814	78,434	78,434	57,028	58,547	58,547
Interest	24,102	23,533	12,304	15,822	24,455	16,015
Loss on debt retirements and spin-off charges	12,302	894	894	314	112,391	112,391
Other income (1)	(40,482)	(22,727)	(22,727)	(20,470)	(17,576)	(17,576)

	708,083	772,548	761,319	560,699	749,370	740,930

Income (loss) from continuing operations before income taxes	59,096	62,255	73,484	24,011	(69,959)	(61,519)
Income taxes (benefit)	16,819	16,811	20,741	5,260	(27,440)	(24,486)

Income (loss) from continuing operations	42,277	45,444	52,743	18,751	(42,519)	(37,033)
Income (loss) from discontinued operations – net of income taxes	(4,378)	79,079	79,079	64,079	8,691	8,691

Income (loss) before accounting change	37,899	124,523	131,822	82,830	(33,828)	(28,342)
Cumulative effect of accounting change – net of income taxes	(1,551)	—	—	—	—	—

Net income (loss)	$36,348	$124,523	$131,822	$82,830	$(33,828)	$(28,342)

Income (loss) from continuing operations per share
Basic	$2.00	$2.06	$2.02	$.86	$(1.85)	$(1.37)
Diluted	1.96	1.99	1.97	.83	(1.85)	(1.37)
Net income (loss) per share
Basic	1.72	5.64	5.06	3.79	(1.47)	(1.05)
Diluted	1.69	5.45	4.92	3.65	(1.47)	(1.05)

(1)	Includes, in addition to the gain on sale of brick manufacturing assets, gains on sales of real estate, interest income, rent, dividend and royalty income and other miscellaneous sales made in the ordinary course of business.

Consolidated Balance Sheet Data:

	May 31,		February 28,
	2004	2005	2006	2006
In thousands				Pro forma
Total current assets	$362,343	$481,008	$369,296	$369,286
Total non-current assets	1,354,158	1,437,831	640,714	635,791
Total assets	1,716,501	1,918,839	1,010,010	1,005,077
Total current liabilities	93,029	108,159	109,206	107,373
Total long-term debt	598,412	603,126	251,848	251,848
Convertible subordinated debentures	199,937	199,937	199,937	—
Other non-current liabilities	63,139	80,050	61,079	61,079
Shareholders’ equity	761,984	927,567	387,940	584,777

Common stock outstanding	21,201	22,728	23,129	27,082
Book value per share	$35.94	$40.81	$16.77	$21.59

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

Set forth below is unaudited pro forma consolidated financial information for the year ended May 31, 2005 and as of and for the nine months ended February 28, 2006, which has been derived from our historical consolidated financial statements as of such dates and for such periods, and giving pro forma effect to the exchange offer, as if all outstanding Trust Securities were exchanged for Common Stock as of the beginning of the periods presented for the unaudited pro forma statement of operations data and as of February 28, 2006 for the unaudited pro forma consolidated balance sheet data. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Please see the notes to the unaudited pro forma consolidated financial statements included in this offering circular for a discussion of how the adjustments are presented in the pro forma consolidated financial statements. The summary pro forma consolidated financial information does not purport to represent what our financial position and results of operations actually would have been had the exchange offer occurred on the dates indicated or to project our financial performance for any future period. See our historical consolidated financial statements and related notes thereto which are incorporated by reference in this offering circular.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	February 28, 2006
	Actual	Pro Forma Adjustment		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$80,194	$—		$80,194
Short-term investments	48,584	—		48,584
Accounts receivable – net	110,019	—		110,019
Inventories	103,553	—		103,553
Deferred income taxes and prepaid expenses	26,946	(10	)(a)	26,936

Total Current Assets	369,296	(10)		369,286
Other Assets
Goodwill	58,395	—		58,395
Real estate and investments	104,508	—		104,508
Deferred income taxes, intangibles and other charges	38,790	(4,923	)(a)	33,867
Net assets of discontinued operations	—	—		—

	201,693	(4,923)		196,770
Property, Plant and Equipment
Land and land improvements	132,923	—		132,923
Buildings	45,235	—		45,235
Machinery and equipment	688,580	—		688,580
Construction in progress	62,415	—		62,415

	929,153	—		929,153
Less depreciation and depletion	490,132	—		490,132

	439,021	—		439,021

	$1,010,010	$(4,933)		$1,005,077

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$75,111	$—		$75,111
Accrued interest, wages and other items	33,412	(1,833	)(a)	31,579
Current portion of long-term debt	683	—		683

Total Current Liabilities	109,206	(1,833)		107,373
Long-Term Debt	251,848	—		251,848
Convertible Subordinated Debentures	199,937	(199,937	)(a)	—
Deferred Income Taxes and Other Credits	61,079	—		61,079
Shareholders’ Equity
Common stock, $1 par value	25,067	3,953	(b)	29,020
Additional paid-in-capital	293,688	196,203	(b)	489,891
Retained earnings	129,576	(3,319	)(c)	126,257
Cost of common stock in treasury	(52,668)	—		(52,668)
Pension liability adjustment	(7,723)	—		(7,723)

	387,940	196,837		584,777

	$1,010,010	$(4,933)		$1,005,077

Unaudited Pro Forma Condensed Consolidated Statements of Operations

	Year Ended May 31, 2005				Nine Months Ended February 28, 2006
	Actual	Pro Forma Adjustment		Pro Forma	Actual	Pro Forma Adjustment		Pro Forma
In thousands
Net Sales	$834,803	$—		$834,803	$679,411	$—		$679,411
Costs and Expenses (Income)
Cost of products sold	692,414	—		692,414	571,553	—		571,553
Selling, general and administrative	78,434	—		78,434	58,547	—		58,547
Interest	23,533	(11,229	)(d)	12,304	24,455	(8,440	)(d)	16,015
Loss on debt retirements and spin-off charges	894	—		894	112,391	—		112,391
Other income	(22,727)	—		(22,727)	(17,576)	—		(17,576)

	772,548	(11,229)		761,319	749,370	(8,440)		740,930

Income (Loss) Before Income Taxes and Discontinued Operations	62,255	11,229		73,484	(69,959)	8,440		(61,519)
Income taxes (benefit)	16,811	3,930	(e)	20,741	(27,440)	2,954	(e)	(24,486)

Income (Loss) from Continuing Operations	45,444	7,299		52,743	(42,519)	5,486		(37,033)
Income from discontinued operations – net of income taxes	79,079	—		79,079	8,691	—		8,691

Net Income (Loss)	$124,523	$7,299		$131,822	$(33,828)	$5,486		$(28,342)

Share information (f)
Weighted average shares outstanding
Basic	22,076			26,029	22,986			26,939
Diluted*	22,835			26,788	22,986			26,939
Basic earnings (loss) per share
Income (loss) from continuing operations	$2.06			$2.02	$(1.85)			$(1.37)
Income from discontinued operations	3.58			3.04	.38			.32

Net income (loss)	$5.64			$5.06	$(1.47)			$(1.05)

Diluted earnings (loss) per share
Income (loss) from continuing operations	$1.99			$1.97	$(1.85)			$(1.37)
Income from discontinued operations	3.46			2.95	.38			.32

Net income (loss)	$5.45			$4.92	$(1.47)			$(1.05)

*Shares excluded due to antidilutive effect
Convertible subordinated debentures	2,888			—	3,897			—
Stock options and awards	184			184	731			731

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements:

(a)	Reflects the cancellation of the tendered Trust Securities and the Convertible Subordinated Debentures and the elimination of $1.8 million of related accrued interest and $4.9 million of unamortized debt issuance costs related to the Convertible Subordinated Debentures

(b)	Reflects the issuance of 3,953,198 shares of Common Stock in exchange for all the outstanding Trust Securities as of February 28, 2006.

(c)	Reflects a charge of $3.3 million representing the estimated fair value of the shares of Common Stock issued in payment of the portion of the Exchange Amount that is equal to $0.83 divided by the Weighted Average Price.

(d)	Reflects the elimination of the historical interest expense associated with the Convertible Subordinated Debentures.

(e)	Reflects the estimated income tax impact at the incremental tax rate of 35% for the pro forma adjustment described in note (d).
(f)	Our pro forma basic earnings per share were computed based on the weighted average number of common shares outstanding during the periods presented, including certain contingently issuable shares, adjusted for the effect of the exchange offer.

COMPARISON OF RIGHTS

The following describes the material differences between the rights of holders of Trust Securities and the rights of holders of TXI’s Common Stock. While we believe that the description covers the material differences between the Trust Securities and our Common Stock, this summary may not contain all of the information that is important to you. You should carefully read this offering circular, the Letter of Transmittal, and the documents incorporated by reference into this offering circular for a more complete understanding of the differences between being a holder of Trust Securities and a holder of shares of our Common Stock.

Governing Documents

As a holder of Trust Securities, your rights are currently set forth in, and you may enforce your rights under, the Trust Agreement. Holders of shares of TXI’s Common Stock will have their rights set forth in, and may enforce their rights under, Delaware law and TXI’s certificate of incorporation and bylaws.

Payments

Distributions on the Trust Securities are fixed at an annual rate of 5.5% of the Liquidation Amount. Distributions on the Trust Securities are cumulative and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the holders of record on the applicable record date. Distributions on the Trust Securities will be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. Distribution in arrears for more than one quarter will bear interest at the annual rate of 5.5%. Holders of our Common Stock are entitled to receive accrued dividends if, as and when declared by our board of directors out of funds legally available for such purpose.

Liquidation

In any liquidation of the Trust, after satisfaction or the making of reasonable provision for the payment of liabilities to creditors of the Trust, holders of Trust Securities shall receive a like amount of Convertible Debentures. In any liquidation, dissolution or winding up of TXI, our common stock would rank below all debt claims against us. As a result, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution of TXI until after our obligations to our debt holders have been satisfied.

Guarantees

The payment of distributions out of funds held by the Trust, and payments upon redemption of the Trust Securities or liquidation of the Trust, are guaranteed by TXI’s guarantee of the Trust Securities (the “Trust Securities Guarantee”). TXI’s obligations under the Trust Securities Guarantee are subordinate and junior in right of payment to all other liabilities of TXI and will rank pari passu with the most senior preferred stock issued by TXI and with any guarantee issued by TXI in respect of any preferred security of any affiliate of TXI. TXI’s Common Stock is not guaranteed.

Conversion Rights

The Trust Securities may currently be converted, at your option, into shares of TXI’s Common Stock, par value $1.00 per share, at a conversion rate of 0.97468 shares of TXI’s Common Stock for each Trust Security, subject to adjustment in certain circumstances. Holders of TXI’s Common Stock have no conversion rights.

Redemption

We may redeem the Convertible Subordinated Debentures (in whole or in part) at any time upon written notice, if such notice is given not less than 30 or not more than 60 days before the redemption. If we redeem the Convertible Subordinated Debentures, the Trust must redeem Trust Securities having an aggregate Liquidation Amount equal to the aggregate principal amount of the Convertible Subordinated Debentures so redeemed. We may not redeem fewer than all of the outstanding Trust Securities unless all accrued and unpaid distributions have been paid on all Trust Securities for all quarterly distribution periods on or prior to the date of redemption. The shares of TXI’s Common Stock are not subject to redemption.

Listing

The Trust Securities are listed on the NYSE under the symbol “TXI PrS.” TXI’s Common Stock trades on the NYSE under the symbol “TXI.”

Voting Rights

Generally, holders of Trust Securities do not have voting rights. If, however, we fail to pay a distribution in full on the Trust Securities for six consecutive quarterly distribution periods, or an event of default occurs under the Trust Agreement and is continuing, the holders of Trust Securities, acting as a single class, will be entitled by the majority vote of such holders to appoint a special administrative trustee. Holders of TXI’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.